Exhibit 99.1

4925 Greenville Avenue, 14th Floor · Dallas, Texas 75206 · Telephone: 214/692-9211 · Fax: 214/692-5055

Contact:	Bob G. Alexander Philip D. Devlin Randall D. Cooley

     FOR IMMEDIATE RELEASE

(OTC BULLETIN BOARD: NEGI)

NATIONAL ENERGY GROUP, INC. REPORTS FISCAL 2005 FIRST QUARTER RESULTS

DALLAS, TX – May 09, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announces results for the first quarter ended March 31, 2005.

Results of Operations

On September 12, 2001 as provided in the Company’s Joint Plan of Reorganization, the Company contributed all its operating assets and oil and gas properties excluding cash of $4.3 million to NEG Holding LLC in exchange for an initial 50% membership interest (the “LLC Contribution”). Following the LLC Contribution, the Company no longer directly owns oil and gas properties and will only recognize income from accretion of the preferred investment and fees attributable to the management and operation of NEG Holding LLC’s oil and gas properties. The income from accretion of the preferred investment and management fees amounted to $9.9 million and $3.3 million, respectively, for the quarter ended March 31, 2005.

For the Three Months Ended March 31, 2005

Net income of $4.3 million was recognized for the three months ended March 31, 2005 compared with net income of $3.0 million for the comparable 2004 period.

Total revenues increased $2.7 million (25.7%) to $13.2 million for the first quarter of 2005 from $10.5 million for the first quarter of 2004.

The Company had no oil and natural gas production during the first quarter of 2005 or 2004 due to the LLC Contribution.

Oil and Gas Operations

NEG Holding LLC conducts its oil and gas operations through its affiliate, NEG Operating LLC. The Company manages all of these oil and gas operations pursuant to a management agreement with NEG Operating LLC. The Company also manages the assets of TransTexas Gas Corporation and Panaco, Inc.

National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

* * * * *

National Energy Group, Inc.
Summary Financial Results
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2004	2005
Results of Operations Data:
Revenues:
Accretion of Investment in NEG Holding LLC	$7,904	$9,893
Management fees from affiliates	2,619	3,275
Interest income and other, net	5	10

Total revenue	10,528	13,178
Costs and expenses:
General and administrative	2,431	3,055
Interest expense	3,485	3,485

Total costs and expenses	5,916	6,540
Income before income taxes	4,612	6,638
Income tax expense	(1,615)	(2,323)

Net income to common shareholders	$2,997	$4,315

Cash Flow Data:
Cash flow from operations (1)	$(3,802)	$(3,765)

Per share data:
Net income per common share, basic and diluted	$.27	$.39
Cash flow from operations (1)	$(.34)	$(.34)

Shares used in per share computations :
Earnings per share, basic and diluted	11,191	11,191

Cash flow per share, basic and diluted	11,191	11,191

National Energy Group, Inc.
Condensed Balance Sheet
(In thousands)

	December 31,	March 31,
	2004	2005
Assets
Cash, cash equivalents and marketable securities	$2,488	$3,377
Other current assets	2,582	1,773
Investment in NEG Holding LLC	87,800	97,693
Deferred tax asset	19,242	16,918

Total assets	$112,112	$119,761

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$2,871	$6,715
Senior notes due to affiliate	148,637	148,637
Deferred gain on senior note redemption	3,737	3,227
Stockholders’ deficit	(43,133)	(38,818)

Total liabilities and stockholders’ equity (deficit)	$112,112	$119,761

(1)	Cash flow from operations is shown before changes in working capital accounts.

The following is NEG Holding’s reconciliation of net income (loss) to EBITDA.

NEG Holding LLC
Reconciliation of Net Income (Loss) to EBITDA
For the Three Months Ended March 31, 2004 and 2005
(in millions)

	Three Months Ended March 31,
	2004	2005
Net income (loss)	$14.1	$(11.1)

Interest expense	0.5	0.7
Interest income and other	(0.1)	0.2
Change in fair market value of derivative contract	(2.7)	22.6
Depreciation, depletion and amortization	5.5	6.5
Accretion of asset retirement obligation	0.1	0.2

EBITDA	$17.4	$19.1

EBITDA – Earnings (including interest income and excluding discontinued operations, extraordinary items, charges resulting from changes in accounting and significant nonrecurring revenues and expenses and reorganization items) before interest expense, income taxes, depletion, depreciation and amortization, unrealized gains and losses from marking to market future oil and natural gas derivatives, and the provision for impairment of oil and natural gas properties. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. EBITDA information has been included in this document because EBITDA is a measure used by certain investors in determining historical ability to service indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.